EXHIBIT 10.30

$150,000,000
364-DAY CREDIT AGREEMENT

DATED AS OF MARCH 6, 2002

AMONG

COOPER CAMERON CORPORATION,
AND THE OTHER BORROWERS NAMED HEREIN
AS BORROWERS,

THE LENDERS NAMED HEREIN,

BANK ONE, NA
AS AGENT,

BANC ONE CAPITAL MARKETS, INC.
AS LEAD ARRANGER AND SOLE BOOK RUNNER,

CREDIT LYONNAIS NEW YORK BRANCH
AS SYNDICATION AGENT,

AND

ABN AMRO BANK, N.V.
THE BANK OF NOVA SCOTIA
THE ROYAL BANK OF SCOTLAND PLC
AS DOCUMENTATION AGENTS

DATED AS OF

MARCH 6, 2002

-i-

-ii-

-iii-

-iv-

SCHEDULES AND EXHIBITS

PRICING SCHEDULE

EXHIBIT A-1	FORM OF IN-HOUSE COUNSEL OPINION

EXHIBIT A-2	FORM OF OUTSIDE COUNSEL OPINION

EXHIBIT B	FORM OF COMPLIANCE CERTIFICATE

EXHIBIT C	FORM OF ASSIGNMENT AGREEMENT

EXHIBIT D	FORM OF LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

EXHIBIT E	FORM OF NOTE

EXHIBIT F	FORM OF JOINDER AGREEMENT

SCHEDULE 1	SUBSIDIARIES

SCHEDULE 2	LIENS

SCHEDULE 3	EUROCURRENCY PAYMENT OFFICES OF THE AGENT

-v-

364-DAY CREDIT AGREEMENT

This Agreement, dated as of March 6, 2002, is among Cooper Cameron Corporation, Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Ltd., the Lenders (defined below), Credit Lyonnais New York Branch, as Syndication Agent, ABN AMRO Bank, N.V., as Documentation Agent, The Bank of Nova Scotia, as Documentation Agent, The Royal Bank of Scotland plc, as Documentation Agent, and Bank One, NA, as Agent. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 15% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, British Pounds Sterling and the Euro, and (iii) any other Eligible Currency which the Parent requests the Agent to include as an Agreed Currency hereunder and which is acceptable to all of the Lenders.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this credit agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment (without regard to usage) at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as determined by the Agent from time to time.

“Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Disposition” means any sale, transfer, or other disposition of any asset of the Parent or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course, the sale of obsolete or excess machinery, equipment, or furniture in the ordinary course, and the sale of accounts and notes receivable permitted by Section 6.14).

“Attributable Debt” means as at the time of determination (a) with respect to a Synthetic Lease, the present value (discounted at the explicit or implicit interest rate applicable to such Synthetic Lease at such time) of the total obligations of the lessee for rental payments during the remaining term of such Synthetic Lease at such time and (b) with respect to an accounts or notes receivable financing or securitization program, the outstanding balance of amounts advanced in respect of the receivables and notes under such program.

“Authorized Officer” means, with respect to any of the Borrowers, any of the chief executive officer, president, chief financial officer, treasurer, or controller, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors.

“Borrower” means any of the Parent and the Borrowing Subsidiaries and “Borrowers” means, collectively, the Parent and the Borrowing Subsidiaries.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.

“Borrowing Subsidiary” means each of Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Ltd., and any other Subsidiary of the Parent which has entered into a Joinder Agreement substantially in the form of the attached Exhibit F.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in Euro, a day upon which such clearing system as is determined by the Agent to be suitable for clearing or settlement of the Euro is open for business) and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Canadian Borrower” means any Borrowing Subsidiary which is incorporated under and operating in Canada or one of its provinces.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Canadian Swing Line Borrowing Notice” is defined in Section 2.5.1(b).

“Canadian Swing Line Election” means the agreement of the Canadian Swing Line Lenders to make, at their election, Canadian Swing Line Loans up to a maximum principal amount of $10,000,000 at any one time outstanding.

“Canadian Swing Line Lenders” means Bank One and each other Lender which agrees at the request of the Parent to act as a Canadian Swing Line Lender hereunder, or any other Lender which may succeed to their rights and obligations as Canadian Swing Line Lender pursuant to the terms of this Agreement, and “Canadian Swing Line Lenders” means, collectively, all of such Canadian Swing Line Lenders. Each Canadian Swing Line Lender must be exempt from withholding taxes imposed by Canada on interest payments made by the Parent or any Canadian Borrower, but need not be located in Canada.

“Canadian Swing Line Loan” means a Loan made available to the Parent or any Canadian Borrower by the Canadian Swing Line Lenders pursuant to Section 2.5.1.

“Canadian Swing Line Share” means, with respect to a Canadian Swing Line Lender, a portion equal to a fraction the numerator of which is the Dollar Amount set forth opposite its signature below under the heading “Canadian Swing Line Loan Amount” (as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof) and the denominator of which is Dollar Amount of the Canadian Swing Line Election.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d–3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Parent.

“Closing Date” means the date on or after the date of this Agreement on which all conditions precedent set forth in Section 4.1 hereof (except for termination of the Existing Credit Agreement as set forth in Section 4.1.2 hereof) have been satisfied or waived by the party or parties entitled to performance thereof.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers in an aggregate amount not exceeding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Computation Date” is defined in Section 2.2.

“Consolidated EBITDA” means (a) Consolidated Net Income for any applicable period plus, to the extent deducted from revenues in determining Consolidated Net Income (i) Consolidated Interest Expense for such period, (ii) expenses for income and franchise taxes paid or accrued during such period, (iii) depreciation and amortization for such period, (iv) non-recurring, non-cash charges for such period, and (iv) extraordinary losses incurred during such period other than in the ordinary course of business minus, to the extent included in Consolidated Net Income, extraordinary gains realized in such period other than in the ordinary course of business, all calculated for the Parent and its Subsidiaries on a consolidated basis, and (b) includes, on a pro forma basis, Consolidated EBITDA of any Person acquired in accordance with Section 6.12 for the four fiscal quarters most recently ended prior to the date of such acquisition, provided that the Consolidated EBITDA of any such acquired Person may be included in the Consolidated EBITDA of the Parent only if the Parent provides to the Agent, prior to or simultaneously with the delivery of any compliance certificate including the Consolidated EBITDA of such Person, financial statements of such Person for the fiscal year of such Person most recently ended, audited by independent certified public accountants reasonably acceptable to the Agent and including, at a minimum, a balance sheet, income statement, and statement of cash flows.

“Consolidated Indebtedness” means at any time the Indebtedness of the Parent and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense, whether paid or accrued, of the Parent and its Subsidiaries calculated on a consolidated basis for such period as determined in accordance with Agreement Accounting Principles.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Parent and its Subsidiaries calculated on a consolidated basis for such period in accordance with Agreement Accounting Principles.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Parent and its Subsidiaries calculated on a consolidated basis as of such time; provided, however, that any changes in consolidated stockholders’ equity as a result of (a) foreign currency translation adjustments and (b) any change in the fair value of any Financial Contract pursuant to Financial Accounting Standards Board Bulletin No 133, in each case after the date hereof, shall be excluded when computing Consolidated Net Worth.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take–or–pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Coverage Ratio” means, for any applicable computation period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Credit Extension” means the making of an Advance hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance.

“Default” means an event described in Article VII.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.2.

“Dollars” and “$” shall mean the lawful currency of the United States of America.

“Eligible Assignee” means any commercial bank organized under the laws of the United States or any of the countries parties to the Organization for Economic Cooperation and Development or any political subdivision of any thereof which has primary capital (or its equivalent) of not less than $250,000,000, is approved by the Agent, and, so long as no Default exists, is approved by the Parent, in either case, such approval not to be unreasonably withheld.

“Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lenders of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Agent, no longer readily available or freely traded or (z) in the determination of the Agent, an Equivalent Amount of such currency is not readily calculable, the Agent shall promptly notify the Lenders and the Borrowers, and such currency shall no longer be an Agreed Currency until such time as all of the Lenders agree to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Administrative Agent, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Euro” and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

“Euro Implementation Date” means January 1, 1999.

“Eurocurrency” means any Agreed Currency.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Payment Office” of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified as the “Eurocurrency Payment Office” for such currency in Schedule 3 hereto or such other office, branch, affiliate or correspondent bank of the Agent as it may from time to time specify to the Borrowers and each Lender as its Eurocurrency Payment Office.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency appearing on Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency is not available to the Agent for any reason, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the Applicable Agreed Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the arithmetic average of the rates reported to the Agent by each Reference Lender as the rate at which such Reference Lender offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of such Reference Lender’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period. If any Reference Lender fails to provide such quotation to the Agent, then the Agent shall determine the Eurocurrency Reference Rate on the basis of the quotations of the remaining Reference Lender(s).

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (ii) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 20, 1997 among the Parent, the other borrowers named therein, the lenders named therein, and Bank One, as successor in interest to The First National Bank of Chicago, as agent, as amended.

“Facility Fee” is defined in Section 2.6.1.

“Facility Termination Date” means March 5, 2003 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Subsidiary” means a Subsidiary not organized under the laws of the United States or any state, possession, or territory thereof.

Forward Equity Purchase Program means the Parent’s program through which it contracts for the repurchase of the Parent’s capital stock through third parties; provided that such program (a) complies with the requirements of EITF 00-19 and is not required to be recorded on the Parent’s balance sheet in accordance with Agreement Accounting Principles, (b) can be settled by the Parent in its sole discretion with either cash or capital stock of the Parent, and (c) does not provide for the repurchase of capital stock having a notional value in excess of $100,000,000.

“Guaranty” means that certain Parent Guaranty dated as of March 6, 2002, executed by the Parent in favor of the Agent, for the ratable benefit of the Lenders, as it may be amended or modified and in effect from time to time.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations, (viii) reimbursement obligations of such Person in respect of letters of credit or acceptance financing, (ix) Off-Balance Sheet Liabilities, (x) any other obligation for borrowed money which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months (or such other period as may be agreed by the Lenders with respect to a particular Agreed Currency) commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months (or such other applicable period) thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month (or such other applicable period), such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month (or such other applicable period). If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes the Swing Line Lenders.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent with respect to each Agreed Currency listed on the administration information sheets provided to the Agent in connection herewith or otherwise selected by such Lender or the Agent pursuant to Section 2.22.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan or Swing Line Loan.

“Loan Documents” means this Agreement, any Notes issued pursuant to Section 2.16, the Guaranty, any Joinder Agreement and any other documents and agreements contemplated hereby and executed by any Borrower with or in favor of the Agent or any Lender, as any such agreement, instrument or document may be amended, modified or supplemented from time-to-time.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), results of operations, or prospects of the Parent and its Subsidiaries taken as a whole, (ii) the ability of any Borrower to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of this Agreement, any Notes, the Guaranty, or any of the other material Loan Documents or the rights or remedies of the Agent or the Lenders thereunder.

“Material Indebtedness” is defined in Section 7.5.

“Material Subsidiary” means any Subsidiary of the Parent, which Subsidiary holds or constitutes 10% or more of either the consolidated assets or Consolidated EBITDA of the Parent.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Parent or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“National Currency Unit” means the unit of currency (other than a Euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

“Non-U.S. Borrower” is defined in Section 3.1(b).

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.16.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent, or any indemnified party arising under the Loan Documents.

“Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability under any Sale and Leaseback Transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Offered Rate” is defined in Section 2.5.2(b).

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Parent” means Cooper Cameron Corporation and its successors and assigns.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Parent or any member of the Controlled Group may have any liability.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Parent or any of its Subsidiaries which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Reference Lenders” means Crédit Lyonnais, The Royal Bank of Scotland plc, The Bank of Nova Scotia, and ABN AMRO Bank, N.V.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least 51% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 51% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereto which is a nationally recognized statistical rating organization.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person with the intent to lease such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by the Parent or any member of the Controlled Group for employees of the Parent or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Parent.

“Substantial Portion” means, with respect to the Property of the Parent and its Subsidiaries, Property which represents more than the greater of (i) $300,000,000 and (ii) 20% of the consolidated assets of the Parent and its Subsidiaries as would be shown in the consolidated financial statements of the Parent and its Subsidiaries as at the beginning of the quarter ending with the month in which such determination is made.

“Swing Line Commitments” means the Canadian Swing Line Elections and the US Swing Line Commitment.

“Swing Line Lenders” means the Canadian Swing Line Lenders and the US Swing Line Lender.

“Swing Line Loans” means the Canadian Swing Line Loans and the US Swing Line Loans.

“Synthetic Lease” means (a) any lease that is treated as an Operating Lease under Agreement Accounting Principles but for which the Parent or any of the Subsidiaries is viewed as the owner of the leased Property under the Code and (b) guaranties by the Parent or any of the Subsidiaries of the obligations of the lessor of such leased Property which are secured by the payments due under the lease of such Property.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Event” means, with respect to a Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of a Controlled Group from such Plan during a plan year in which the Borrower or any other member of a Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan, or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Total Capitalization” means, at any time, the sum of Total Debt and Consolidated Net Worth at such time.

“Total Debt” means, at any time, that part of the Consolidated Indebtedness of the Parent and the Subsidiaries at such time which would be reflected on a balance sheet prepared in accordance with Agreement Accounting Principles.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.

“US Swing Line Borrowing Notice” is defined in Section 2.5.2(b).

“US Swing Line Commitment” means the obligation of the US Swing Line Lender to make US Swing Line Loans up to a maximum principal amount of $15,000,000 at any one time outstanding.

“US Swing Line Lender” means Bank One or any other Lender which may succeed to its rights and obligations as US Swing Line Lender pursuant to the terms of this Agreement.

“US Swing Line Loan” means a Loan made available to a Borrower by the US Swing Line Lender pursuant to Section 2.5.2.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly–Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly–Owned Subsidiaries of such Person, or by such Person and one or more Wholly–Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1    Commitment.    From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to any Borrower in Agreed Currencies upon the request of any Borrower from time to time, provided that, after giving effect to the making of each such Revolving Loan, such Lender’s Dollar Amount of its Outstanding Credit Exposure shall not exceed its Commitment, provided that (i) at no time shall Revolving Loans be outstanding hereunder in more than three different Agreed Currencies, (ii) at no time shall the Dollar Amount of Revolving Loans made in Agreed Currencies other than Dollars exceed $100,000,000 and (iii) all Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.2    Determination of Dollar Amounts; Required Payments; Termination.

(a)    The Agent will determine the Dollar Amount of (i) each Advance as of the date three Business Days prior to the Borrowing Date or, if applicable, date of conversion/continuation of such Advance, and (ii) all outstanding Advances on and as of the last Business Day of each quarter and on any other Business Day elected by the Agent in its discretion or upon instruction by the Required Lenders. Each day upon or as of which the Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Advance for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Advances (calculated, with respect to those Advances denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Advance) exceeds the Aggregate Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

(b)    The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

2.3    Ratable Loans.    Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.4    Types of Advances.    The Advances may be Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10, Canadian Swing Line Loans selected by the Parent or the applicable Canadian Borrower in accordance with Section 2.5.1, or US Swing Line Loans selected by the applicable Borrower in accordance with Section 2.5.2.

2.5    Swing Line Loans.

2.5.1    Canadian Swing Line Loans.

(a)    Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Canadian Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, each Canadian Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Canadian Swing Line Loans in Dollars or Canadian Dollars to the Parent or any Canadian Borrower from time to time in an aggregate principal Dollar Amount not to exceed the Canadian Swing Line Election, provided that (a) the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and (b) at no time shall such Canadian Swing Line Lender’s Outstanding Credit Exposure exceed the Dollar Amount of such Canadian Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Parent or the applicable Canadian Borrower may borrow, repay and reborrow Canadian Swing Line Loans at any time prior to the Facility Termination Date.

(b)    The Parent or the applicable Canadian Borrower shall deliver to the Agent and the Canadian Swing Line Lenders irrevocable notice (a “Canadian Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Canadian Swing Line Loan denominated in Dollars and four Business Days before the Borrowing Date for each Canadian Swing Line Loan denominated in Canadian Dollars, specifying (a) the applicable Borrowing Date (which date shall be a Business Day), (b) the aggregate amount of the requested Canadian Swing Line Loan which shall be an amount not less than $100,000 (c) whether such Canadian Swing Line Loan shall be denominated in Dollars or Canadian Dollars, (d) the Interest Period applicable thereto, and (e) the applicable Canadian Borrower. The Canadian Swing Line Loans shall bear interest at the Eurocurrency Rate.

(c)    Promptly after receipt of a Canadian Swing Line Borrowing Notice, the Agent shall notify each Canadian Swing Line Lender by fax, or other similar form of transmission, of the requested Canadian Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, each Canadian Swing Line Lender shall make available its Canadian Swing Line Share of the Canadian Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Canadian Swing Line Lenders available to the Parent or the applicable Canadian Borrower on the Borrowing Date at the Agent’s aforesaid address. Notwithstanding anything in this Agreement to the contrary, it is expressly agreed that no Canadian Swing Line Lender shall have an obligation whatsoever to make any Canadian Swing Line Loan, the making of any Canadian Swing Line Loan to be in the sole discretion of each Canadian Swing Line Lender determined at the time of any request for any Canadian Swing Line Loan by the Parent or any Canadian Borrower. Without limiting the foregoing sentence, each Canadian Swing Line Lender agrees to give the Parent, each Canadian Borrower and the Agent written notice of its decision to no longer make Canadian Swing Line Loans.

(d)    Repayment of Canadian Swing Line Loans:

(i)    Upon the occurrence of a Default, any Canadian Swing Line Lender may require each Lender (including such Canadian Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Canadian Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Canadian Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.1, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Loans made pursuant to this Section 2.5.1 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified such Canadian Swing Line Lender, prior to its making any Canadian Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.1 to repay Canadian Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, any Canadian Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Parent or the applicable Canadian Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.1, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.1, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from such Canadian Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Canadian Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

(ii)    All Canadian Swing Line Loans shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable on the last day of the Interest Period therefor (subject to Section 2.10(b)), on any date on which such Canadian Swing Line Loans are prepaid, whether due to acceleration or otherwise, and on the Facility Termination Date.

2.5.2    US Swing Line Loans.

(a)    Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such US Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the US Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make US Swing Line Loans in Dollars to any Borrower from time to time in an aggregate principal amount not to exceed the US Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow US Swing Line Loans at any time prior to the Facility Termination Date.

(b)    The applicable Borrower shall deliver to the Agent and the US Swing Line Lender irrevocable notice (a “US Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each US Swing Line Loan specifying (a) the applicable Borrowing Date (which date shall be a Business Day), (b) the aggregate amount of the requested US Swing Line Loan which shall be an amount not less than $1,000,000 and in integral multiples of $100,000 in excess thereof and (c) whether such US Swing Line Loan shall bear interest at the Floating Rate or at the rate offered by the US Swing Line Lender, upon request by the applicable Borrower, for US Swing Line Loans (the “Offered Rate”).

(c)    Promptly after receipt of a US Swing Line Borrowing Notice, the Agent shall notify the US Swing Line Lender by fax, or other similar form of transmission, of the requested US Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the US Swing Line Lender shall make available the US Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the US Swing Line Lender available to the applicable Borrower on the Borrowing Date at the Agent’s aforesaid address.

(d)    Repayment of US Swing Line Loans:

(i)    Each US Swing Line Loan shall be paid in full by the applicable Borrower on or before the seventh (7th) day after the Borrowing Date for such US Swing Line Loan. In addition, US Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding US Swing Line Loan, or (ii) shall on the seventh (7th) day after the Borrowing Date of any US Swing Line Loan, require each Lender (including the US Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such US Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such US Swing Line Loan. Not later than noon (Chicago time) on the date of any notice received pursuant to this Section 2.5.2(d), each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Agent at its address specified pursuant to

Article XIII. Revolving Loans made pursuant to this Section 2.5.2(d) shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the US Swing Line Lender, prior to its making any US Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.5.2(d) to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the US Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of the Parent or the applicable Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.5.2(d), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.5.2(d), such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from such US Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable US Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

(ii)    All US Swing Line Loans shall mature, and the principal amount thereof and the unpaid accrued interest thereon shall be due and payable as set forth above in (i) above and on the Facility Termination Date. Interest accrued on US Swing Line Loans shall be payable on each Payment Date and on any date on which such US Swing Line Loans are prepaid, whether due to acceleration or otherwise, and at maturity.

2.6    Facility Fee; Usage Fee; Reductions in Aggregate Commitment.

2.6.1    Facility Fee.    The Parent agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Fee Rate on the Aggregate Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

2.6.2    Usage Fee.    For all days on which the Aggregate Outstanding Credit Exposure exceeds 33% of the Aggregate Commitment, the Parent agrees to pay to the Agent for the account of each Lender according to its Pro Rata Share a usage fee at a per annum rate equal to the Applicable Fee Rate on the amount of the Aggregate Outstanding Credit Exposure from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.

2.6.3    Reductions in Aggregate Commitment.    The Parent may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $10,000,000 (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three Business Days’ written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Credit Exposure unless the amount of the excess of the Dollar Amount of the Aggregate Outstanding Credit Exposure over the amount of the reduced Aggregate Commitment is repaid concurrently with the reduction of the Aggregate Commitment. All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.7    Minimum Amount of Each Advance.    Each Eurocurrency Advance shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof (or the Approximate Equivalent Amounts if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance (other than an Advance to repay Swing Line Loans) shall be in the minimum amount of $1,000,000 and in multiples of $500,000 if in excess thereof, provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.8    Optional Principal Payments.    Any Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon two Business Days’ prior notice to the Agent. The applicable Borrower may at any time pay, without penalty or premium, all outstanding Swing Line Loans that bear interest at the Floating Rate or the Offered Rate, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of such outstanding Swing Line Loans, with notice to the Agent and the applicable Swing Line Lender(s) by 11:00 a.m. (Chicago time) on the date of repayment. Any Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances (other than Canadian Swing Line Loans), or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Advances upon three Business Days’ prior notice to the Agent. The Parent or any Canadian Borrower may at any time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Canadian Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof (or the Approximate Equivalent Amount if denominated in Canadian Dollars), any portion of such outstanding Canadian Swing Line Loans, upon three Business Days’ prior notice to the Agent and the Canadian Swing Line Lenders.

2.9    Method of Selecting Types and Interest Periods for New Advances.    A Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time. Such Borrower shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the

Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan), three Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars and four Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying (a) the Borrowing Date, which shall be a Business Day, of such Advance, (b) the aggregate amount of such Advance, (c) the Type of Advance selected, (d) in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto, and (e) the applicable Borrower.

2.10    Conversion and Continuation of Outstanding Advances.    (a) Floating Rate Advances (other than Swing Line Loans which shall be continued as provided below) shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance (other than Canadian Swing Line Loans which shall be continued and converted as provided below) shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time (i) each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (A) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (B) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance either continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and (ii) each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (A) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (B) the applicable Borrower shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

(b)    Each US Swing Line Loan shall continue as such unless prepaid or repaid. Each Canadian Swing Line Loan shall continue as such until the end of the then applicable Interest Period therefor, at which time such Canadian Swing Line Loan shall, unless prepaid or repaid or any Canadian Swing Line Lender has given the Borrower and the Agent written notice under Section 2.5.3 that it will not continue making Canadian Swing Line Loans, automatically be deemed to be continued as a Canadian Swing Line Loan in the same amount and in the same currency with an Interest Period of one month (commencing on the last day of the expiring Interest Period) unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Canadian Swing Line Loan continue for the same or another Interest Period and in the same currency.

(c)    Subject to the terms of Section 2.7, any Borrower may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Such Borrower shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, three Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying (i) the requested date, which shall be a Business Day, of such conversion or continuation, and (ii) the Agreed Currency, amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurocurrency Advance, the duration of the Interest Period applicable thereto.

2.11    Method of Borrowing.    On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (a) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIII and, (b) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Agent’s Eurocurrency Payment Office for such currency. Unless the Agent determines that any applicable condition specified in Article IV has not been satisfied, the Agent will make the funds so received from the Lenders available to the applicable Borrower at the Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.11, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.12    Changes in Interest Rate, etc.    Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan that bears interest at the Floating Rate or the Offered Rate shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate or the Offered Rate, as applicable, for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance or bearing interest at the Offered Rate will take effect simultaneously with each change in the Alternate Base Rate or Offered Rate, as applicable. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.5.2 and 2.9, as applicable, and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.13    Rates Applicable After Default.    Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Parent, declare that no Advance may be made as, converted into or continued at the end of the applicable Interest Period as a

Eurocurrency Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Parent, declare that (a) each Eurocurrency Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, and (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.14    Method of Payment.    (a) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to the Euro, in the Euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at (except as set forth in the next sentence) the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrowers, by noon (local time) on the date when due and shall be applied ratably by the Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at, (i) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Agent from such Lender and (ii) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the applicable Borrower at the address of the Agent’s Eurocurrency Payment Office for such currency. The Agent is hereby authorized to charge any account of any Borrower maintained with Bank One or any of its Affiliates for each payment of principal, interest, and fees as it becomes due hereunder.

(b)    Notwithstanding the provisions of subsection (a) above, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.14(b), the commencement of the third stage of European Economic and Monetary Union and the occurrence of the Euro Implementation Date shall not constitute the imposition of currency control or exchange regulations.

2.15    Advances to be Made in Euro.    If any Advance made hereunder would be capable of being made in either the Euro or in a National Currency Unit, such Advance shall be made in the Euro.

2.16    Noteless Agreement; Evidence of Indebtedness.    (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)    The Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Lender’s share thereof.

(c)    The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(d)    Any Lender may request that its Loans be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender in a form supplied by the Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.17    Telephonic Notices.    Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Agreed Currencies and Types of Advances and to transfer funds based on telephonic notices which the Agent or any Lender in good faith believes to be made by any person or persons that an Authorized Officer of the Parent has designated in writing to the Agent, which written authorization(s) may be relied upon by the Agent, in the case of any person so authorized, until such time as the Agent shall have received written notice from an Authorized Officer of the Borrower revoking such person’s authority to make such telephonic notices, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Each Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.18    Interest Payment Dates; Interest and Fee Basis.    Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency

Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurocurrency Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest shall be calculated for actual days elapsed on the basis of a 360-day year, except for interest on Loans denominated in British Pounds Sterling and Loans comprised of Floating Rate Advances, which shall be calculated for actual days elapsed on the basis of a 365-day year. Facility Fees and utilization fees shall be calculated for actual days elapsed on the basis of a 365-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.19    Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.    Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.20    Lending Installations.    Each Lender will book its Loans at the appropriate Lending Installation listed on the administrative information sheets provided to the Agent in connection herewith or such other Lending Installation designated by such Lender in accordance with the final sentence of this Section 2.20. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation. Each Lender may, by written notice to the Agent and the Borrowers in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.21    Non-Receipt of Funds by the Agent.    Unless the applicable Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of any Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or such Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan.

2.22    Market Disruption.    Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Advance in any Agreed Currency other than Dollars, if there shall occur on or prior to the date of such Advance any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Agent or the Required Lenders make it impracticable for the Eurocurrency Loans comprising such Advance to be denominated in the Agreed Currency specified by the applicable Borrower, then the Agent shall forthwith give notice thereof to the Borrowers and the Lenders, and such Loans shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.15, be made on such Borrowing Date in Dollars, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless the applicable Borrower notifies the Agent at least one Business Day before such date that (a) it elects not to borrow on such date or (b) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the opinion of the Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related Borrowing Notice or Conversion/Continuation Notice, as the case may be.

2.23    Judgment Currency.    If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the specified currency with such other currency at the Agent’s main Chicago office on the Business Day preceding that on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any Lender or the Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Agent, as the case may be, in the specified currency, each of the Borrowers agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Agent, as the case may be, agrees to remit such excess to the Borrowers.

2.24    Additional Borrowing Subsidiaries.    Upon the request by the Parent and approval by the Agent, any Subsidiary of the Parent may become a Borrowing Subsidiary hereunder provided that such Borrowing Subsidiary shall execute and deliver to the Agent a Joinder

Agreement in substantially the form of the attached Exhibit F, together with such evidence of corporate authority to enter into such Joinder Agreement as the Agent may reasonably request, including without limitation, opinions of legal counsel regarding such corporate authority and the enforceability of such Joinder Agreement and such other documents, governmental certificates, agreement as the Agent may reasonably request.

2.25    Lender Replacement.    The Parent shall be permitted to replace with an Eligible Assignee any Lender which (a) makes an assertion of the type described in Section 3.3 or requests reimbursement for amounts owing pursuant to Section 3.1 or 3.2 (either for its own account or for the account of any of its participants), (b) requires any Borrower to pay Taxes in respect of such Lender or (c) fails to make any Advance requested by it if the Required Lenders have made the Advances requested of them pursuant to the same Borrowing Notice; provided that (i) such replacement does not conflict with any applicable law, rule, regulation, or directive, (ii) no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender being replaced shall not have eliminated the continued need for repayment of amounts owing pursuant to Section 3.1 or 3.2, as applicable; and (iv) the Parent shall repay (or cause to be repaid) or the Eligible Assignee shall pay to the Lender being replaced, the amount of the Obligations owing to such Lender on the date of replacement (including any amounts owing under Sections 3.1 and 3.2).

ARTICLE III

YIELD PROTECTION; TAXES

3.1    Yield Protection.    (a) If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi–governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)    subjects any Lender or any applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender in respect of its Eurocurrency Loans or participations therein, or

(ii)    imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro), or reduces any amount receivable by any Lender or any applicable Lending

Installation in connection with its Eurocurrency Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Eurocurrency Loans or interest received by it, by an amount deemed material by such Lender, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than Euro into a Loan denominated in Euro) or Commitment or to reduce the return received by such Lender or applicable Lending Installation, as the case may be, in connection with such Eurocurrency Loans or Commitment, then, within 15 days of demand by such Lender, the Borrowers shall pay such Lender, such additional amount or amounts as will compensate such Lender for the actual increased cost or reduction in amount received.

(b)    If any law or any governmental or quasi–governmental rule, regulation, policy, guideline or directive of any jurisdiction outside of the United States of America or any subdivision thereof (whether or not having the force of law), imposes or deems applicable any reserve requirement against or fee with respect to assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation and the result of the foregoing is to increase the cost to such Lender or applicable Lending Installation of making or maintaining its Eurocurrency Loans to or of making or maintaining its Commitment to any Borrower that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Borrower”) or to reduce the return received by such Lender or applicable Lending Installation in connection with such Eurocurrency Loans or Commitment to any Non-U.S. Borrower, then, within 15 days of demand by such Lender, such Non-U.S. Borrower shall pay such Lender such additional amount or amounts as will compensate it for such increased cost or reduction in amount received, provided that such Non-U.S. Borrower shall not be required to compensate any Lender for such non-U.S. reserve costs or fees to the extent that an amount equal to such reserve costs or fees is received by such Lender as a result of the calculation of the interest rate applicable to Eurocurrency Advances pursuant to clause (i)(b) of the definition of “Eurocurrency Rate.”

3.2    Changes in Capital Adequacy Regulations.    If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrowers shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans, as the case may be, hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk–Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi–governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. “Risk–Based Capital Guidelines” means (i) the risk–based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3    Availability of Types of Advances.    If any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (b) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4. If the Agent suspends the availability of Eurocurrency Advances under this Section 3.3, the availability of Eurocurrency Advances shall be reinstated upon, as applicable (i) the replacement of the Lender (or Lenders) which determined that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, or (b) the Required Lenders determine that (A) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are once again available or (B) the interest rate applicable to Eurocurrency Advances once again accurately reflects the cost of making or maintaining Eurocurrency Advances.

3.4    Funding Indemnification.    If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, each of the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any actual loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.5    Taxes.    (a) All payments by the Borrowers to or for the account of any Lender or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made. Each Lender agrees to use reasonable efforts to obtain the benefit of any tax or other credit or allowance which may be available to it as a consequence of any such deduction made by a Borrower in accordance herewith and will pay to such Borrower an amount equal to all or such portion of the net benefit actually received by such Lender as such Lender shall reasonably allocate to this Agreement. Notwithstanding the foregoing, a Lender shall not be required to apply for any tax credit or allowance or to make a payment to a Borrower under this Section 3.5(a) if such Lender determines in good faith that to do so would be prejudicial to its own interests. Should it later develop because of loss carrybacks, tax credit carrybacks, or otherwise that a Lender in fact did not receive the net benefits so paid to such Borrower, such Borrower shall promptly reimburse such Lender for the amount by which the payment theretofore made to the Borrower exceeds the net benefit actually so received and reasonably allocated to this Agreement by such Lender, as reasonably determined in good faith by such Lender.

(b)    In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (“Other Taxes”).

(c)    Each Borrower hereby agrees to indemnify the Agent and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent or such Lender makes demand therefor pursuant to Section 3.6.

(d)    Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to each of the Borrowers and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrowers and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrowers and the Agent (A) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (B) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by any Borrower or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)    For any period during which a Non-U.S. Lender has failed to provide the Borrowers with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrowers (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)    If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6    Lender Statements; Survival of Indemnity.    To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of any Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrowers (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrowers of such written statement. The obligations of each of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Initial Credit Extensions.    The Lenders shall not be required to make the initial Credit Extensions hereunder unless, prior to or concurrently with the making of such initial Credit Extensions, the following conditions precedent have been satisfied:

4.1.1    Closing Documents.    The Agent shall have received on or before the Closing Date the following, each dated such date (unless otherwise specified) and duly executed by the respective party or parties thereto, in form and substance satisfactory to the Agent and the Lenders, and (except for the Notes) with sufficient copies for the Agent and each Lender:

(a)    Copies of the articles or certificate of incorporation of the Parent, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(b)    Copies, certified by the Secretary or Assistant Secretary of the Parent, of its by–laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Parent is a party.

(c)    An incumbency certificate, executed by the Secretary or Assistant Secretary of the Parent, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of the Parent authorized to sign the Loan Documents to which the Parent is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Parent.

(d)    A certificate of good standing for each Borrowing Subsidiary (to the extent such concept applies to such entity), each certified by the appropriate governmental officer in its jurisdiction of formation.

(e)    Copies, certified by the Secretary or Assistant Secretary, director or other appropriate official of each Borrowing Subsidiary, of its organizational documents, together with all amendments thereto, by–laws, and of its Board of Directors’ (or functional equivalent thereof’s) resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which each such Borrowing Subsidiary is a party.

(f)    An incumbency certificate, executed by the Secretary or Assistant Secretary, director or other appropriate official of each Borrowing Subsidiary, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each such Borrowing Subsidiary authorized to sign the Loan Documents to which such Borrowing Subsidiary is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Borrowing Subsidiary.

(g)    A certificate, signed by the chief financial officer of the Parent, stating that on the Closing Date (A) no Default or Unmatured Default has occurred and is continuing, (B) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of the Closing Date, (C) there has occurred no material adverse change in the consolidated financial condition of the Parent from that reflected in the Parent’s consolidated financial statements as of December 31, 2000, and (d) since December 31, 2000, there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of the Parent and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

(h)    A written opinion of William C. Lemmer, general counsel of the Parent, addressed to the Agent and the Lenders in substantially the form of Exhibit A-1.

(i)    A written opinion of the outside counsel to the Parent and the Borrowing Subsidiaries, addressed to the Agent and the Lenders in substantially the form of Exhibit A-2.

(j)    Any Notes requested by a Lender pursuant to Section 2.16 payable to the order of each such requesting Lender.

(k)    Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(l)    This Agreement, and all its attached Exhibits and Schedules.

(m)    The Guaranty.

(n)    Such other documents as any Lender or its counsel may have reasonably requested.

4.1.2    Termination of Existing Credit Agreement.    On March 8, 2002, the obligations of the Borrowers under the Existing Credit Agreement shall have been repaid and all obligations of the Borrowers and the lenders under the Existing Credit Agreement shall have been terminated (including, without limitation, any obligations of any Subsidiary of the Parent in respect of guaranties, security agreements executed in connection with such Existing Credit Agreement but excluding any obligations which expressly survive the repayment of the amounts owing under the Existing Credit Agreement).

4.1.3    Fees.

(a)    All fees, costs, and expenses of Bank One and its affiliates (including, without limitation, legal fees and expenses of counsel to the Agent) to be paid on the Closing Date shall have been paid, or arrangements acceptable to Bank One shall have been made for the payment thereof.

(b)    The Parent shall have paid to the Agent and the Arranger, for their respective accounts, the fees agreed to pursuant to the terms of that certain letter agreement dated February 8, 2002, among the Parent, the Agent and the Arranger, or as otherwise agreed from time to time.

4.2    Each Credit Extension.    The Lenders shall not (except as otherwise set forth in Section 2.5.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a)    There exists no Default or Unmatured Default.

(b)    The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

Each Borrowing Notice or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2(a) and (b) have been satisfied. The Agent may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension .

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant to the Lenders that:

5.1    Existence and Standing.    Each of the Borrowers is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Each of the Borrowers and each of the Subsidiaries is duly qualified and in good standing (to the extent applicable) as a foreign corporation or other business entity and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where the failure to qualify may not reasonably be expected to have a Material Adverse Effect.

5.2    Authorization and Validity.    Each of the Borrowers has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Borrowers of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of the Borrowers is a party constitute legal, valid and binding obligations of each of the Borrowers enforceable against each of such Borrowers in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3    No Conflict; Government Consent.    Neither the execution and delivery by each of the Borrowers of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any Borrower or any of their respective Subsidiaries or (ii) any Borrower’s or any of their Subsidiaries’ articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by–laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which any of the Borrowers or any of their respective Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of any Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrowers or any of their Subsidiaries, is required to be obtained by any Borrower or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrowers of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4    Financial Statements.    The December 31, 2000 consolidated financial statements of the Parent and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5    Taxes.    The Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists. The United States income tax returns of the Parent and its Subsidiaries have been audited by the Internal Revenue Service (or the applicable statute of limitations has expired) through the years ending December 31, 1997. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.6    Litigation and Contingent Obligations.    There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, the Parent has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.7    Subsidiaries.    Schedule 1 contains an accurate list of all Subsidiaries of the Parent as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Parent or other Subsidiaries. Each Borrowing Subsidiary is a direct, Wholly-Owned Subsidiary, all of the issued and outstanding shares of capital stock of which is owned by the Parent and Cooper Energy Services International, Inc., a direct, Wholly-Owned Subsidiary of the Parent. All of the issued and outstanding shares of capital stock of each Subsidiary or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non–assessable, and are free and clear of all Liens. No authorized but unissued or treasury shares of capital stock of any Subsidiary are subject to any option, warrant, right to call, or commitment of any kind or character. Except as set forth on Schedule 1, no Subsidiary has any outstanding stock or securities convertible into or exchangeable for any shares of its capital stock, or any right issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to any of its capital stock or any stock or securities convertible into or exchangeable for any of its capital stock other than as expressly set forth in the certificate or articles of incorporation or other charter document of the Parent or such Subsidiary.

5.8    ERISA.    The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $50,000,000. Neither the Parent nor any other member of the Controlled Group has incurred, or is reasonably expected by the Parent to incur, any withdrawal liability to Multiemployer Plans. Each Plan complies in all material respects with all applicable requirements of law and regulations, no material Reportable Event has occurred with respect to any Plan, neither the Parent nor any other member of the Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Single Employer Plan.

5.9    Accuracy of Information.    No information, exhibit or report furnished by the Parent or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10    Regulation U.    Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Parent and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.11    Material Agreements.    Neither the Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Material Indebtedness.

5.12    Compliance With Laws.    The Parent and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.13    Ownership of Properties.    The Parent and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in the Parent’s most recent consolidated financial statements provided to the Agent as owned by the Parent and its Subsidiaries.

5.14    Plan Assets; Prohibited Transactions.    None of the Borrowers is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.15    Environmental Matters.    In the ordinary course of its business, the officers of the Parent consider the effect of Environmental Laws on the business of the Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Parent and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Parent has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. None of the Parent or any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non–compliance or remedial action is reasonably expected by the Parent to have a Material Adverse Effect.

5.16    Investment Company Act.    None of the Parent or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.17    Public Utility Holding Company Act.    None of the Parent or any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1    Financial Reporting.    The Parent will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a)    Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by Ernst & Young, L.L.P., or any other independent certified public accountants reasonably acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related profit and loss and statement of change of shareholders’ equity, and a statement of cash flows, accompanied by a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof. The 90-day period referenced above shall be extended for up to 15 days for any fiscal year as to which the Parent has received an extension from the SEC for the filing of its annual report on SEC Form 10K.

(b)    Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated profit and loss and statement of change of shareholders’ equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by an Authorized Officer of the Parent. The 45-day period referenced above shall be extended for up to 15 days for any fiscal quarter as to which the Parent has received an extension from the SEC for the filing of its quarterly report on SEC Form 10Q.

(c)    Together with the financial statements required under Sections 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit B signed by an Authorized Officer of the Parent showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(d)    As soon as possible and in any event (i) within 30 days after the Parent knows that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 Business Days after the Parent knows that any other Termination Event with respect to any Plan has occurred, a statement, signed by an Authorized Officer of the Parent, describing such Termination Event and the action which the Parent proposes to take with respect thereto.

(e)    As soon as possible and in any event within 30 days after receipt by the Parent, a copy of (a) any notice or claim to the effect that the Parent or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Parent, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Parent or any of its Subsidiaries, which, in either case, could reasonably be expected to exceed $5,000,000.

(f)    Promptly upon the furnishing thereof to the shareholders of the Parent, copies of all financial statements, reports and proxy statements so furnished.

(g)    Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Parent or any of its Subsidiaries files with the Securities and Exchange Commission.

(h)    Such other information (including non–financial information) as the Agent or any Lender may from time to time reasonably request.

6.2    Use of Proceeds.    The Parent will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for working capital and other general corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3    Notice of Default.    The Parent will, and will cause each Subsidiary to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4    Conduct of Business.    The Parent will, and will cause each Subsidiary to, continue to operate its core business in the oil field service industry and carry on and conduct its business in substantially the same manner as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted where the failure to so maintain its authority could reasonably be expected to cause a Material Adverse Effect; provided, however, that Subsidiaries may enter into mergers permitted by Section 6.11 and may (other than in the case of Borrowing Subsidiaries) be liquidated if such liquidation may not reasonably be expected to have a Material Adverse Effect.

6.5    Taxes.    The Parent will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6    Insurance.    The Parent will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Parent will furnish to any Lender upon request a summary of the insurance carried.

6.7    Compliance with Laws.    The Parent will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, the failure to comply with which could reasonably be expected to have a Material Adverse Effect or for which the compliance is being contested in good faith by appropriate proceedings.

6.8    Maintenance of Properties.    The Parent will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9    Inspection.    The Parent will, and will cause each Subsidiary to, permit the Agent, by its representatives and agents, to inspect any of the Property, books and financial records of the Parent and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Parent and each Subsidiary, and to discuss the affairs, finances and accounts of the Parent and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent may designate The Agent shall give the Parent three (3) Business Days’ notice of each such inspection, shall schedule such inspections during normal business hours, shall conduct the inspection in a manner that does not unreasonably and materially interfere with the business operations of the Parent and its Subsidiaries, and if no Default has occurred and is continuing, shall conduct no more than one inspection during each calendar year. When no Default has occurred and is continuing, any such inspection or examination shall be at the Agent’s cost and expense. When a Default has occurred and is continuing, any such inspection or examination shall be at the Parent’s cost and expense.

6.10    Capital Stock and Dividends.    If a Default or Unmatured Default exists before or after giving effect thereto, the Parent will not, nor will it permit any Subsidiary to, (a) issue (except by a Subsidiary to the Parent or any Wholly-Owned Subsidiary) any preferred stock, other capital stock or any equity securities of any kind, in each case, subject to sinking fund payments or other mandatory redemptions or payments prior to the Facility Termination Date or (b) declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock and dividends payable in cash to the Parent or a Wholly-Owned Subsidiary of the Parent) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding.

6.11    Indebtedness.

(a)    The Parent will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except (i) Indebtedness which, in accordance with Agreement Accounting Principles is required to be shown on the balance sheet of such Person (other than Indebtedness owed by one of the Parent’s Wholly-Owned Subsidiaries to the Parent or to another Wholly-Owned Subsidiary), (ii) in an aggregate amount outstanding at any time not in excess of $100,000,000 (A) Contingent Obligations in respect of a Person other than the Parent or another Subsidiary, (B) Attributable Debt as lessor or guarantor under Synthetic Leases or, without duplication, other Off-Balance Sheet Liabilities, and (C) Attributable Debt as seller, originator, or guarantor under accounts or notes receivable financing or securitization programs, and (iii) obligations of the Parent under the Parent’s Forward Equity Purchase Program in an aggregate amount outstanding at any time not in excess of $100,000,000.

        (b)    Notwithstanding the foregoing, the Parent will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness (exclusive of any Indebtedness in the form of the Obligations) in an aggregate amount outstanding at any time in excess of the greater of (i) $200,000,000 and (ii) 15% of Consolidated Net Worth at such time; provided that, with respect to any Subsidiary acquired by the Parent (or by any Subsidiary) after the date of this Agreement, for purposes of calculating compliance with this Section 6.11(b), there shall be excluded from such calculation the amount of Indebtedness owed by any such Subsidiary prior to its acquisition, other than any Indebtedness created in anticipation of such acquisition, if the Parent provides to the Agent a balance sheet of such acquired Subsidiary as of a recent date evidencing the amount of such Indebtedness. To satisfy the foregoing requirement, any such balance sheet must be (y) audited by independent certified public accountants reasonably acceptable to the Agent or (z) if the Parent provides to the Agent the balance sheet of such acquired Subsidiary for the fiscal year of such Subsidiary then most recently ended, but such year end balance sheet is either (1) audited by independent certified public accountants not reasonably acceptable to the Agent or (2) audited by independent certified public accountants reasonably acceptable to the Agent, but not relating to a recent date as reasonably determined by the Agent, then reviewed by independent certified public accountants reasonably acceptable to the Agent.

6.12    Merger.    The Parent will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that (a) a Wholly-Owned Subsidiary may merge into the Parent or any Wholly-Owned Subsidiary of the Parent and (b) the Parent or any Subsidiary may merge or consolidate with any other Person, so long as immediately thereafter (and after giving effect thereto), (i) no Default or Unmatured Default exists, (ii) in the case of a merger or a consolidation involving the Parent, the Parent is the continuing or surviving corporation, and (iii) in the case of a merger or a consolidation involving a Borrowing Subsidiary, if such Subsidiary is not the continuing or surviving entity, then the continuing or surviving entity has agreed in writing to assume the obligations of such Subsidiary under the Loan Documents.

6.13    Sale of Assets.    The Parent will not, nor will it permit any Subsidiary to enter into any Asset Disposition from on and after the date of this Agreement, except for Asset Dispositions that in the aggregate do not constitute a Substantial Portion of the Property of the Parent and the Subsidiaries. Notwithstanding the foregoing, the Parent (or its Subsidiaries) may enter into and consummate an Asset Disposition that individually, or when aggregated with prior Asset Dispositions made after the date of this Agreement, would constitute a Substantial Portion of the Property of the Parent and its Subsidiaries if: (a) concurrently with its entering into such Asset Disposition, the Parent gives notice of its intent to (i) use the net cash proceeds from such Asset Disposition to replace the assets which are the subject of such disposition or (ii) otherwise reinvest such net cash proceeds in capital assets, (b) such replacement or reinvestment is completed within 180 days after the date the Parent (or its applicable Subsidiary) receives the net cash proceeds from the applicable Asset Disposition, and (c) the net proceeds received from such Asset Disposition equal or exceed (in the reasonable opinion of two Authorized Officers of the Parent) the fair market value of the Property transferred.

6.14    Sale of Accounts.    The Parent will not, nor will it permit any Subsidiary to, sell or otherwise dispose of any notes receivable or accounts receivable arising in the ordinary course of business on terms customary in the trade and which are due within 120 days after the invoice date, with or without recourse, in an amount that exceeds $150,000,000 in the aggregate face amount at any time outstanding.

6.15    Liens.    The Parent will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Parent or any of its Subsidiaries, except:

        (a)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

        (b)    Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

        (c)    Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

        (d)    Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

        (e)    Liens existing on the date hereof and described in Schedule 2.

        (f)    Liens other than those permitted by subsections (a) through (e) above securing Indebtedness not at any time exceeding in the aggregate 10% of Consolidated Net Worth.

6.16    Affiliates.    The Parent will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Parent or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms–length transaction.

6.17    Environmental Matters.    The Parent will, and will cause each Subsidiary to, (a) conduct its business so as to comply with all applicable material Environmental Laws and shall promptly take corrective action to remedy any non-compliance with any applicable material Environmental Law, except where failure to comply or take action could not reasonably be expected to have a Material Adverse Effect and (b) establish and maintain a management system designed to ensure compliance with applicable material Environmental Laws and minimize financial and other risks to the Parent and each Subsidiary arising under applicable material Environmental Laws or as the result of environmentally related injuries to Persons or Property. If the Agent or any Lender at any time has a reasonable basis to believe that there may be a material violation of any Environmental Law by the Parent or any of the Subsidiaries, or any material liability arising thereunder or related to a Release of Hazardous Materials on any real property owned, leased, or operated by the Borrower or any of the Subsidiaries or a Release on real property adjacent to such real property, then the Parent shall, upon the request of the Agent or such Lender, provide the Agent and each Lender with all such reports, certificates, engineering studies, and other written material or data relating thereto as the Agent or any Lender may reasonably require.

6.18    Restrictions on Subsidiary Payments.    The Parent shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Parent, or (c) repay loans or advances from the Parent.

6.19    ERISA Compliance.    With respect to any Plan, neither the Parent nor any Subsidiary shall (a) incur any “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA) in excess of $25,000,000, whether or not waived; (b) permit the occurrence of any Termination Event which could result in a liability to the Borrower or any other member of the Controlled Group in excess of $25,000,000; (c) become an “employer” (as such term is defined in Section 3(5) of ERISA) required to contribute to any Multiemployer Plan or a “substantial employer” (as such term in defined in Section 4001(a)(2) of ERISA) required to contribute to any Multiemployer Plan under circumstances such that withdrawal from such Multiemployer Plan could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Parent or its ability to perform its obligations under this Agreement, the Guaranty or any other material Loan Document; or (d) permit the establishment or amendment of any Plan or fail to comply with the applicable provisions of ERISA and the Code with respect to any Plan, in each case, which could result in liability to the Borrower or any other member of a Controlled Group which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary shall incur liability in excess of $25,000,000 under Title IV of ERISA or Chapter 43 of the Code by reason of being or having been a part of Cooper Industries, Inc.

6.20    Financial Covenants.    The Parent on a consolidated basis with the Subsidiaries:

6.20.1    Coverage Ratio.    As of the end of each fiscal quarter for the four fiscal quarters then ended, shall not permit the Coverage Ratio to be less than 3.00 to 1.0.

6.20.2    Total Debt to Total Capitalization Ratio.    Shall not permit the ratio of Total Debt to Total Capitalization to be greater than 60% at any time.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1    Any representation or warranty made or deemed made by or on behalf of the Parent or any Material Subsidiary to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2    Nonpayment of (a) principal of any Loan (other than a Swing Line Loan) when due, (b) principal of any Swing Line Loan (i) within five Business Days of when due if the Aggregate Commitments minus the Aggregate Outstanding Credit Exposure (the “Availability”) on the date such principal payment is due is greater than or equal to the principal amount so due or (ii) when due if the Availability is less than the principal amount so due, or (c) nonpayment of interest upon any Loan or of any commitment fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3    The breach by any of the Borrowers of any of the terms or provisions of Sections 6.2, 6.3, 6.10 through 6.20.

7.4    The breach by any of the Borrowers (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within 30 days after written notice from the Agent or any Lender.

7.5    Failure of the Parent or any Material Subsidiary to pay when due any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by the Parent or any Material Subsidiary in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Parent or any Material Subsidiary shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Parent or any Material Subsidiary shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6    The Parent or any Material Subsidiary shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7    Without the application, approval or consent of the Parent or any Material Subsidiary a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Parent or any Material Subsidiary or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Parent or any Material Subsidiary and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8    Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Parent and its Material Subsidiaries which, when taken together with all other Property of the Parent and its Material Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve–month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9    The Parent or any Material Subsidiary shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000) (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10    The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate $50,000,000 or any Reportable Event that could reasonably be expected to have a Material Adverse Effect shall occur in connection with any Plan.

7.11    The Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Parent or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $25,000,000 or requires payments exceeding $10,000,000 per annum.

7.12    The Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $25,000,000.

7.13    The Parent or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any

Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.14    Any Change in Control shall occur.

7.15    The occurrence of any “default” under any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16    The Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty, or the Parent shall fail to comply with any of the material terms or provisions of the Guaranty to which it is a party, or the Guarantor shall deny that it has any further liability under the Guaranty, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1    Acceleration.    (a) If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent or any Lender. If any other Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Loans hereunder or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each of the Borrowers hereby expressly waives.

(b)    If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2    Amendments.    Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a)    Extend the final maturity of any Loan to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

(b)    Reduce the percentage specified in the definition of Required Lenders.

(c)    Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.2, or increase the amount of the Aggregate Commitment, the Commitment of any Lender hereunder or permit the Borrower to assign its rights under this Agreement.

(d)    Amend this Section 8.2.

(e)    Release the Parent under the Guaranty.

(f)    Permit any assignment by any of the Borrowers of their respective Obligations or their rights hereunder.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent. No amendment of any provision of this Agreement relating to any Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the applicable Swing Line Lender(s). The Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3    Preservation of Rights.    No delay or omission of the Lenders or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1    Survival of Representations.    All claims arising out of or relating to the representations and warranties of the Borrowers contained in this Agreement (and the bases giving rise to such claims) shall survive the making of the Credit Extensions herein contemplated.

9.2    Governmental Regulation.    Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3    Headings.    Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4    Entire Agreement.    The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5    Several Obligations; Benefits of this Agreement.    The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6    Expenses; Indemnification.    (a) The Parent shall reimburse the Agent and the Arranger for any costs and reasonable out–of–pocket expenses (including attorneys’ fees of such Persons) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. The Parent also agrees to reimburse the Agent, the Arranger and the Lenders for any costs and out–of–pocket expenses (including attorneys’ fees of such Persons) paid or incurred by the Agent, the Arranger or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Parent under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. The Parent acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to the Parent’s and its Subsidiaries’ assets for internal use by Bank One from information furnished to it by or on behalf of the Parent, after Bank One has exercised its rights of inspection pursuant to this Agreement.

(b)    Each of the Borrowers hereby further agrees to indemnify the Agent, the Arranger, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 9.6 shall survive the termination of this Agreement.

(c)    Each Person claiming a right to indemnification under this Section 9.6 shall promptly give the Parent written notice of receipt by such Person of notice of the commencement of any action, suit or proceeding and the Parent (or any applicable Borrower)

shall have the right, but not the obligation to participate in the defense of such action. Notwithstanding the foregoing, the failure of any such Person to so notify the Parent promptly of any such action, suit, or proceeding shall not relieve the indemnifying party from any liability that it may have to the indemnified party hereunder, except to the extent that such failure has a material adverse effect on the indemnifying party’s ability to defend such claim. The Parent (or applicable Borrower) may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Borrower in accordance with the foregoing.

(i)    The indemnified party shall consult in good faith with the indemnifying party and its counsel with respect to the defense and shall keep the indemnifying party reasonably informed as to the progress of the defense. The Agent shall supply the Parent (or applicable Borrower) with such information and documents reasonably requested by the Parent (or applicable Borrower) as are necessary or advisable for the Parent (or applicable Borrower) to participate in any action, suit or proceeding.

(ii)    Except during the existence of a Default, no indemnified party shall enter into any settlement or other compromise with respect to any claim which is entitled to be indemnified under this Agreement if such settlement or compromise would result in any payment hereunder without the prior written consent of the Parent (or applicable Borrower), which consent shall not be unreasonably withheld.

(iii)    Upon payment in full of any claim by the Parent (or applicable Borrower) pursuant to this Agreement, to or on behalf of the Agent, the Arranger, any Lender or their respective Affiliates, the Parent (or applicable Borrower), without any further action, shall be subrogated to any and all claims that such indemnified party may have relating thereto (other than claims in respect of insurance policies maintained by such indemnified party at its own expense) and such indemnified party shall execute at its own expense such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Parent (or applicable Borrower) and give such further assurances as are necessary or advisable to enable the Parent (or applicable Borrower) to vigorously pursue such claims.

9.7    Numbers of Documents.    All statements, notices, closing documents, and requests hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to each of the Lenders.

9.8    Accounting.    Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles, except that any calculation or determination which is to be made on a consolidated basis shall be made for the Parent and all its Subsidiaries, including those Subsidiaries, if any, which are unconsolidated on the Borrower’s audited financial statements.

9.9    Severability of Provisions.    Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10    Nonliability of Lenders.    The relationship between each of the Borrowers on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger nor any Lender shall have any fiduciary responsibilities to any Borrower. None of the Agent, the Arranger or any Lender undertakes any responsibility to any Borrower to review or inform any Borrower of any matter in connection with any phase of any Borrower’s business or operations. Each of the Borrowers agrees that none of the Agent, the Arranger or any Lender shall have liability to any Borrower (whether sounding in tort, contract or otherwise) for losses suffered by any Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. None of the Agent, the Arranger or any Lender shall have any liability with respect to, and each of the Borrowers hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by any Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11    Confidentiality.    Each Lender agrees that any confidential information which it may receive from any Borrower pursuant to this Agreement will be used only for purposes of this Agreement and will not be disclosed to any of its directors, officers or employees, or to any other Person except for disclosure (which, in the case of any disclosure pursuant to (d), (e), or (f) shall be accompanied by a written notice that such information is subject to this Section 9.11) (a) to its Affiliates and to other Lenders and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which such Lender is a party, (f) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (g) permitted by Section 12.4.

9.12    Nonreliance.    Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.13    Disclosure.    Each of the Borrowers and each Lender hereby (i) acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any Borrower and its Affiliates and (ii) waive any liability of Bank One or such Affiliate to any Borrower or any Lender, respectively, arising out of resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank One or its Affiliates.

ARTICLE X

THE AGENT

10.1    Appointment; Nature of Relationship.    Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (a) does not hereby assume any fiduciary duties to any of the Lenders, (b) is a “representative” of the Lenders within the meaning of Section 9-105 of the Uniform Commercial Code and (c) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2    Powers.    The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.3    General Immunity.    Neither the Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4    No Responsibility for Loans, Recitals, etc.    Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrower to the Agent at such time, but is voluntarily furnished by any Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.5    Action on Instructions of Lenders.    The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6    Employment of Agents and Counsel.    The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys–in–fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys–in–fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.7    Reliance on Documents; Counsel.    The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent.

10.8    Agent’s Reimbursement and Indemnification.    The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9    Notice of Default.    The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.10    Rights as a Lender.    In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with any Borrower or any of their respective Subsidiaries in which any Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.11    Lender Credit Decision.    Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by the Parent and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12    Successor Agent.    The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrowers, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent (with the consent of the Parent which shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor

Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.13    Agent and Arranger Fees.    The Parent agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated February 8, 2002, or as otherwise agreed from time to time.

10.14    Delegation to Affiliates.    Each of the Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.15    Co-Agents, Documentation Agent, Syndication Agent, etc.    Neither any of the Lenders identified in this Agreement as a “co-agent” nor the Documentation Agent or the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1    Setoff.    In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of such Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2    Ratable Payments.    If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

If an amount to be setoff is to be applied to Indebtedness of any Borrower to a Lender other than Indebtedness comprised of the Outstanding Credit Exposure of such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness comprised of such Outstanding Credit Exposure.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1    Successors and Assigns.    The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns, except that (a) none of the Borrowers shall not have the right to assign its rights or obligations under the Loan Documents and (b) any assignment by any Lender must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (b) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (i) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (ii) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or

assignee	of the rights to such Loan.

12.2    Participations.

12.2.1    Permitted Participants; Effect.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2    Voting Rights.    Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3    Benefit of Setoff.    Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.

12.3    Assignments.

12.3.1    Permitted Assignments.    Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more Eligible Assignees all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. The consent of the Parent and the Agent shall be required prior to an assignment becoming effective with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof; provided, however, that if a Default has occurred and is continuing, the consent of the Parent shall not be required. Such consent shall not be unreasonably withheld or delayed. Each such assignment with respect to an Eligible Assignee which is not a Lender or an Affiliate thereof shall (unless each of the Parent and the Agent otherwise consent) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Loans (if the applicable Commitment has been terminated).

12.3.2    Effect; Effective Date.    Upon (i) delivery to the Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $4,000 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the assignee to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the assignee in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such assignee shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such assignee. Upon the consummation of any assignment pursuant to this Section 12.3.2, the transferor Lender, the Agent and the Borrower shall, if the transferor Lender or the assignee desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such assignee, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4    Dissemination of Information.    Each Borrower authorizes each Lender to disclose to any Participant or Eligible Assignee or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Parent and its Subsidiaries, including without limitation any information contained in any Reports; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5    Tax Treatment.    If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII

NOTICES

13.1    Notices.    Except as otherwise permitted by Section 2.17 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: in the case of the Borrower or the Agent, at its address or facsimile number set forth on the signature pages hereof, in the case of any Lender, at its address or facsimile number set forth in its administrative questionnaire or in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (a) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (b) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (c) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

13.2    Change of Address.    Any Borrower, the Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrowers, the Agent, and the Lenders and each party has notified the Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1    CHOICE OF LAW.    THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2    CONSENT TO JURISDICTION.    EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON–EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY

IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3    WAIVER OF JURY TRIAL.    EACH BORROWER, THE AGENT, AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, the Borrowers, the Lenders and the Agent have executed this Agreement as of the date first above written.

COOPER CAMERON CORPORATION

By:

Name: Michael C. Jennings Title: Vice President & Treasurer

Address: 1333 West Loop South, Suite 1700
Houston, Texas 770027
Attention: Michael C. Jennings
Vice President & Treasurer
Telephone: (713) 513-3336
Telecopy: (713) 513-3355

COOPER CAMERON (U.K) LIMITED CAMERON GMBH COOPER CAMERON (SINGAPORE) PTE. LTD. COOPER CAMERON CANADA LTD.

By:

Name: Michael C. Jennings Title: Vice President & Treasurer

Address: 1333 West Loop South, Suite 1700
Houston, Texas 770027
Attention: Michael C. Jennings
Vice President & Treasurer
Telephone: (713) 513-3336
Telecopy: (713) 513-3355

Commitment $22,500,000 US Swing Line Commitment $15,000,000 Canadian Swing Line Election $10,000,000	BANK ONE, NA, individually and as Agent
By:

Name:

Title:

	Address:	910 Travis Street Mail Code TX2.4335 Houston, Texas 77002
	Attention:	Helen Carr
	Telephone:	(713) 751-3731
	Telecopy:	(713) 751-3760

Commitment $20,000,000	CREDIT LYONNAIS NEW YORK BRANCH, individually and as Syndication Agent
By:

Name:

Title:

	Address:	1000 Louisiana, Suite 5360 Houston, Texas 77002
	Attention:	David Gurghigian
	Telephone:	(713) 890-8610
	Telecopy:	(713) 890-8668

Commitment $20,000,000	THE ROYAL BANK OF SCOTLAND PLC, individually and as Documentation Agent
By:

Name:

Title:

	Address:	600 Travis Street, Suite 6070 Houston, Texas 77002
	Attention:	Scott Barton, Senior Vice President
	Telephone:	(713) 221-2436
	Telecopy:	(713) 221-2430

Commitment $20,000,000	THE BANK OF NOVA SCOTIA, individually and as Documentation Agent
By:

	Name:	N. Bell
	Title:	Senior Manager Loan Operations
	Address:	Scotia Capital Markets 1100 Louisiana, Suite 3000 Houston, Texas 77002
	Attention:	Jean Paul Purdy
	Telephone:	(713) 759-3433
	Telecopy:	(713) 752-2425

With a copy to:

The Bank of Nova Scotia, Atlanta Agency 600 Peachtree St. N.E., Suite 2700 Atlanta, Georgia 30308
	Attn:	Loan Operations
	Telecopy:	(404) 877-1500
	Telecopy:	(404) 888-8998

Commitment $20,000,000	ABN AMRO BANK, N.V., individually and as Documentation Agent
By:

Stuart Murray Group Vice Presidentl
By:

John Reed Vice Presidentl
	Address:	208 South LaSalle Street, Suite 1500 Chicago, Illinois 60604-1003
	Attention:	Credit Administration
	Telephone:	(312) 992-5110
	Telecopy:	(312) 992-5111

With a copy to:

ABN AMRO Bank N.V. 4400 Post Oak Parkway, Suite 1500 Houston, Texas 77027
	Attention:	Stuart Murray
	Telecopy:	(832) 681-7158
	Telecopy:	(832) 681-7141

Commitment $17,500,000	DEN NORSKE BANK ASA
By:

	Name:	Nils Fykse
Title:

By:

	Name:	Hans J. Ormar
Title:

	Address:	200 Park Avenue, 31st Floor New York, New York 10166
	Attention:	Hans J. Ormar
	Telephone:	(212) 681-3865
	Telecopy:	(212) 681-3900

Commitment $15,000,000	BANK OF AMERICA, N.A
By:

	Name:	Claire Liu
Title:

	Address:	333 Clay Street, Suite 4550 Houston, Texas 77002
	Attention:	Claire Liu
	Telephone:	(713) 651-4855
	Telecopy:	(713) 651-4841

Commitment $15,000,000	THE NORTHERN TRUST COMPANY
By:
	Name:	Eric Dybing
Title:

	Address:	50 South LaSalle Street Chicago, Illinois 60675
	Attention:	Eric Dybing
	Telephone:	(312) 557-4063
	Telecopy:	(312) 444-5055

PRICING SCHEDULE

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Rate	0.37%	0.50%	0.60%	0.70%	0.90%	1.25%

Applicable Margin	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Facility Fee	0.08%	0.10%	0.125%	0.15%	0.20%	0.25%
Usage Fee	0.10%	0.10%	0.125%	0.25%	0.25%	0.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Parent’s Moody’s Rating is A2 or better or the Parent’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) the Parent has not qualified for Level I Status and (ii) the Parent’s Moody’s Rating is A3 or better or the Parent’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date, (i) the Parent has not qualified for Level I Status or Level II Status and (ii) the Parent’s Moody’s Rating is Baa1 or better or the Parent’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date, (i) the Parent has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Parent’s Moody’s Rating is Baa2 or better or the Parent’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date, (i) the Parent has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) the Parent’s Moody’s Rating is Baa3 or better or the Parent’s S&P Rating is BBB- or better.

“Level VI Status” exists at any date if, on such date, the Parent has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Parent’s senior unsecured long-term debt securities without third-party credit enhancement.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Parent’s senior unsecured long-term debt securities without third-party credit enhancement.

PS-1

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined by the then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date. If at any time the Parent has no Moody’s Rating or no S&P Rating, Level IV Status shall exist. If the credit ratings from Moody’s and S&P fall within different categories, the Applicable Margin and Applicable Fee Rate shall be based on the higher of the two ratings unless the lower rating is two or more levels below the higher rating, in which case the rating which is one level above the lower rating will apply.

PS-2

EXHIBIT A-1
FORM OF IN-HOUSE COUNSEL OPINION

See Attached

A-1-1

EXHIBIT A-2
FORM OF OUTSIDE COUNSEL OPINION

See Attached

A-2-1

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE

To:    The Lenders parties to the  Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of March 6, 2002, (as amended, modified, renewed or extended from time to time, the “Agreement”) among Cooper Cameron Corporation (the “Parent”), Cooper Cameron (U.K.) Limited, Cameron GmbH, Cooper Cameron (Singapore) Pte. Ltd., Cooper Cameron Canada Ltd., the lenders party thereto and Bank One, NA, as Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.    I am the duly elected ____________________ of the Parent;

2.    I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements;

3.    The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.    Schedule I attached hereto sets forth financial data and computations evidencing the Parent’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5.    Schedule II hereto sets forth the determination of the interest rates to be paid for Advances and the commitment fee rates commencing on the fifth day following the delivery hereof.

6.    Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Credit Agreement and the other Loan Documents and the status of compliance.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I [and Schedule II] hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of                                                               , 200        .

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of ____________ _____, 200___ with
Provisions of Sections 6.20.1 and 6.20.2 of the Agreement

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrower’s Applicable Margin Calculation

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries Currently Due

EXHIBIT C
FORM OF ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between ____________ (the “Assignor”) and __________ (the “Assignee”) is dated as of __________, 200___. The parties hereto agree as follows:

1.    PRELIMINARY STATEMENT.    The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”). Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.    ASSIGNMENT AND ASSUMPTION.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents relating to the facilities listed in Item 3 of Schedule 1. The aggregate Commitment (or Outstanding Credit Exposure, if the applicable Commitment has been terminated) purchased by the Assignee hereunder is set forth in Item 4 of Schedule 1.

3     EFFECTIVE DATE.    The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after this Assignment Agreement, together with any consents required under the Credit Agreement, are delivered to the Agent. In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date are not made on the proposed Effective Date.

4.    PAYMENT OBLIGATIONS.    In consideration for the sale and assignment of Outstanding Credit Exposure hereunder, the Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby. The Assignee will promptly remit to the Assignor any interest on Loans and fees received from the Agent which relate to the portion of the Commitment or Outstanding Credit Exposure assigned to the Assignee hereunder for periods prior to the Effective Date and not previously paid by the Assignee to the Assignor. In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

5.    RECORDATION FEE.    The Assignor and Assignee each agree to pay one-half of the recordation fee required to be paid to the Agent in connection with this Assignment Agreement unless otherwise specified in Item 6 of Schedule 1.

6.    REPRESENTATIONS OF THE ASSIGNOR; LIMITATIONS ON THE ASSIGNOR’S LIABILITY.    The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder, (ii) such interest is free and clear of any adverse claim created by the Assignor and (iii) the execution and delivery of this Assignment Agreement by the Assignor is duly authorized. It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any Loan Document, including without limitation, documents granting the Assignor and the other Lenders a security interest in assets of any Borrower or any guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of any Borrower or any guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of any Borrower, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7.    REPRESENTATIONS AND UNDERTAKINGS OF THE ASSIGNEE.    The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information at it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) confirms that the execution and delivery of this Assignment Agreement by the Assignee is duly authorized, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, (vi) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vii) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (viii) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non–performance of the obligations assumed under this Assignment Agreement, and (ix) if applicable, attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.

8.    GOVERNING LAW.    This Assignment Agreement shall be governed by the internal law, and not the law of conflicts, of the State of New York.

9.    NOTICES.    Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement. For the purpose hereof, the addresses of the parties hereto (until notice of a change is delivered) shall be the address set forth in the attachment to Schedule 1.

10.    COUNTERPARTS; DELIVERY BY FACSIMILE.    This Assignment Agreement may be executed in counterparts. Transmission by facsimile of an executed counterpart of this Assignment Agreement shall be deemed to constitute due and sufficient delivery of such counterpart and such facsimile shall be deemed to be an original counterpart of this Assignment Agreement.

IN WITNESS WHEREOF, the duly authorized officers of the parties hereto have executed this Assignment Agreement by executing Schedule 1 hereto as of the date first above written.

SCHEDULE 1

to Assignment Agreement

1.	Description and Date of Credit Agreement:

Credit Agreement dated as of March 6, 2002, is among Cooper Cameron Corporation, a Delaware corporation, the other Borrowers named therein, the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as Agent.

2. Date of Assignment Agreement:	_______ __, 200__

3. Amounts (as of date of item 2 above):

a. Assignee’s percentage of Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased under the Assignment Agreement*	__________%

b. Amount of Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased under the Assignment Agreement**	$__________

4. Assignee’s Commitment (or Outstanding Credit Exposure with respect to terminated Commitments) purchased hereunder:	$__________

5. Proposed Effective Date:	_______ __, 200__

6. Non-standard Recordation Fee Arrangement	N/A** [Assignor/Assignee to pay 100% of fee] [Fee waived by Agent]

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:________________________________________	By:________________________________________
Title:______________________________________	Title:______________________________________

ACCEPTED AND CONSENTED TO BY	ACCEPTED AND CONSENTED TO BY
COOPER CAMERON CORPORATION***	BANK ONE, NA

By:________________________________________	By:________________________________________
Title:______________________________________	Title:______________________________________

* Percentage	taken to 10 decimal places
** If	fee is split 50-50, pick N/A as option
*** Delete	if not required by Credit Agreement

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

ADMINISTRATIVE INFORMATION SHEET

Attach Assignor’s Administrative Information Sheet, which must include notice addresses for the Assignor and the Assignee
(Sample form shown below)

ASSIGNOR INFORMATION

Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Other Instructions:

Address for Notices for Assignor:

ASSIGNEE INFORMATION

Credit Contact:

Contact:

Name:	Telephone No.:

Fax No.:	Telex No.:

Answerback:

Key Operations Contacts:

Name:	Name:

Fax No.:	Fax No.:

Telex No.:	Telex:

Answerback:	Answerback:

Booking Installation:	Booking Installation:

Payment Information:

Name & ABA # of Destination Bank:

Account Name & Number for Wire Transfer:

Address for Noticfes for Assignor:

BANK ONE INFORMATION

Assignee will be called promptly upon receipt of the signed agreement.

Initial Funding Contact:	Subsequent Operations Contact:

Name:	Name:
Telephone No.: (312)	Telephone No.: (312)
Fax No.: (312)	Fax No.: (312)

Initial Funding Contact:

Libor – Fund 2 days after rates are set.

Bank One Wire Instructions:	Bank One, NA, ABA # 071000013
LS2 Incoming Account # 481152860000
Ref:

Address for Notices for Bank One:	1 Bank One Plaza, Chicago, IL 60670
Attn: Agency Compliance Division, Suite IL1-0353
Fax No. (312) 732–2038 or (312) 732–4339

EXHIBIT D
FORM OF LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,
as Agent (the “Agent”) under the Credit Agreement
Described Below.

Re:
Credit Agreement dated March 6, 2002 (as the same may be amended or modified, the “Credit Agreement”), among Cooper Cameron Corporation, the Lenders named therein and the Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by any Borrower, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by any Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.14 of the Credit Agreement.

Facility Identification Number(s)

Customer/Account Name

Transfer Funds To

For Account No.

Reference/Attention To

Authorized Officer (Customer Representative)	Date

(Please Print)	Signature

Bank Officer Name	Date

(Please Print)	Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

D-1

EXHIBIT E
FORM OF NOTE

[Date]

[Cooper Cameron Corporation, a Delaware corporation] (the “Borrower”), promises to pay to the order of                                          (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of March 6, 2002 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrower, the lenders party thereto, including the Lender, and Bank One, NA, as Agent, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed pursuant to the Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

[COOPER CAMERON CORPORATION]
By:	__________________________________
Print Name:	__________________________________
Title:	__________________________________

E-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

E-2

EXHIBIT F
FORM OF JOINDER AGREEMENT

SCHEDULE 1
SUBSIDIARIES

(SEE SECTION 5.7)

Investment in	Jurisdiction of Organization	Owned By	Amount of Investment	Percent Ownership

SCHEDULE 2
LIENS

(SEE SECTIONS 6.15)

SCHEDULE 3
EUROCURRENCY PAYMENT OFFICES OF THE AGENT

Currency	Eurocurrency Payment Office

F-4